Exhibit 99.1

Cohu Reports First Quarter 2017 Operating Results

●	Q1 sales up 15% sequentially to $81.1 million with GAAP gross margin of approx. 40%

●	Q1 GAAP income per share of $0.24; non-GAAP adjusted EPS of $0.35

●	Record orders with continued momentum in automotive, mobility and IoT markets

POWAY, Calif., April 27, 2017 -- Cohu, Inc. (NASDAQ:COHU) today reported fiscal 2017 first quarter net sales of $81.1 million and GAAP income of $6.8 million or $0.24 per share. The Company also reported non-GAAP results, with first quarter 2017 income of $9.9 million or $0.35 per share.

GAAP Results (1)
(in millions, except per share amounts)	Q1 FY 2017	Q4 FY 2016	Q1 FY 2016 (2)

Net sales	$ 81.1	$ 70.7	$ 65.8

Income (loss)	$ 6.8	$ 2.3	$ (1.7)
Income (loss) per share	$ 0.24	$ 0.08	$ (0.06)

Non-GAAP Results (1)
(in millions, except per share amounts)	Q1 FY 2017	Q4 FY 2016	Q1 FY 2016 (2) (3)

Income	$ 9.9	$ 6.6	$ 1.6
Income per share	$ 0.35	$ 0.24	$ 0.06

(1)	All amounts presented are from continuing operations.

(2)

In the fourth quarter of 2016 the Company early adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, (ASU 2016-09). As a result of the adoption of ASU 2016-09 certain amounts in the quarter ended March 26, 2016 have been restated as if the new accounting guidance was adopted starting with the first day of our 2016 fiscal year. The impact of these restatements was not significant.

(3)

Non-GAAP results for the first quarter of 2016 were revised in the current period to exclude the impact of other acquisition costs incurred in connection with the acquisition of Kita Manufacturing Ltd. (“Kita”) on January 4, 2017.

Total cash and investments at the end of the first quarter were $106.2 million and decreased from the year ended December 31, 2016 primarily as a result of the purchase of Kita.

Luis Müller, President and Chief Executive Officer of Cohu stated, “We had an excellent quarter with improved financial results and record system shipments from our Malaysia operation. Semi equipment orders were at an all-time high with strong demand for turret and pick-and-place handlers, as well as multiple contactor design-wins. There is also robust customer demand for our just acquired Kita spring probe product lines.”

Müller concluded, “End-market dynamics and customer forecasts are expected to result in another quarter of book-to-bill above one. We continue to capture new device test and inspection applications for our handlers and benefit from increasing semiconductor package integration.”

Cohu expects second quarter 2017 sales to be approximately $86 million. Cohu's Board of Directors approved a quarterly cash dividend of $0.06 per share payable on July 28, 2017 to shareholders of record on June 16, 2017. Cohu has paid consecutive quarterly cash dividends since 1977.

Use of Non-GAAP Financial Information:

Included within this press release are non-GAAP financial measures that supplement the Company's Condensed Consolidated Statements of Operations prepared under generally accepted accounting principles (GAAP). These non-GAAP financial measures adjust the Company's actual results prepared under GAAP to exclude charges and the related income tax effect for share-based compensation, the amortization of acquired intangible assets, manufacturing transition costs, employee severance costs, purchase accounting inventory step-up included in cost of goods sold and the reduction of an uncertain tax position liability and related indemnification receivable. Reconciliations of GAAP to non-GAAP amounts for the periods presented herein are provided in schedules accompanying this release and should be considered together with the Condensed Consolidated Statements of Operations.

These non-GAAP measures are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. The Company's management believes that this information can assist investors in evaluating the Company’s operational trends, financial performance, and cash generating capacity. Management believes these non-GAAP measures allow investors to evaluate Cohu’s financial performance using some of the same measures as management. However, the non-GAAP financial measures should not be regarded as a replacement for (or superior to) corresponding, similarly captioned, GAAP measures.

Forward Looking Statements:

Certain matters discussed in this release, including statements regarding expectations of business, sales, revenue, book-to-bill and operating results are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, risks associated with acquisitions, inventory, goodwill and other asset write-downs; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; our reliance on third-party contract manufacturers; failure to obtain customer acceptance resulting in the inability recognize revenue and accounts receivable collection problems; customer orders may be canceled or delayed; the concentration of our revenues from a limited number of customers; intense competition in the semiconductor equipment industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; and the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers. These and other risks and uncertainties are discussed more fully in Cohu's filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. The forward-looking statements included in this release speak only as of the date hereof, and Cohu does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors.

Cohu will be conducting their conference call on Thursday, April 27, 2017 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106

COHU, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended (1)
	March, 25	March 26,
	2017	2016 (2)

Net sales	$81,097	$65,778
Cost and expenses:
Cost of sales	48,841	46,496
Research and development	9,776	7,680
Selling, general and administrative	14,460	13,114
	73,077	67,290
Income (loss) from operations	8,020	(1,512)
Interest and other, net	101	43
Income (loss) from continuing operations before taxes	8,121	(1,469)
Income tax provision	1,358	222
Income (loss) from continuing operations	6,763	(1,691)

Discontinued operations:
Income from discontinued operations before taxes	-	-
Income tax provision	-	-
Income from discontinued operations	-	-
Net income (loss)	$6,763	$(1,691)

Income (loss) per share:
Basic:
Income (loss) from continuing operations	$0.25	$(0.06)
Income from discontinued operations	-	-
	$0.25	$(0.06)

Diluted:
Income (loss) from continuing operations	$0.24	$(0.06)
Income from discontinued operations	-	-
	$0.24	$(0.06)

Weighted average shares used in
computing income (loss) per share: (3)
Basic	26,978	26,317
Diluted	28,252	26,317

(1)	The three-month period ended March 25, 2017 was comprised of 12 weeks and the three-month period March 26, 2016 was comprised of 13 weeks.

(2)

As a result of the adoption of ASU 2016-09, in the fourth quarter of 2016, certain amounts in the quarter ended March 26, 2016 have been restated as if the new accounting guidance was adopted starting with the first day of our 2016 fiscal year. The impact of these restatements was not significant.

(3)	Potentially dilutive securities were excluded from the per share computations due to their antidilutive effect for the period ended March 26, 2016.

COHU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (Unaudited)

	March, 25	December 31,
	2017	2016
Assets:
Current assets:
Cash and investments	$106,205	$128,035
Accounts receivable	82,140	63,019
Inventories	54,523	45,502
Other current assets	10,917	8,593
Total current assets	253,785	245,149
Property, plant & equipment, net	32,367	18,234
Goodwill	63,048	58,849
Intangible assets, net	22,097	17,835
Other assets	7,470	5,445
Total assets	$378,767	$345,512

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$4,795	$6,886
Other current liabilities	76,707	61,803
Total current liabilities	81,502	68,689
Other noncurrent liabilities	51,909	41,354
Stockholders’ equity	245,356	235,469
Total liabilities & stockholders’ equity	$378,767	$345,512

COHU, INC.
Supplemental Reconciliation of GAAP Results to Non-GAAP Financial Measures (Unaudited)
(in thousands, except per share amounts)
	Three Months Ended
	March, 25	December 31,	March 26,
	2017	2016	2016

Income (loss) from operations - GAAP basis (a)	$8,020	$3,052	$(1,512)

Non-GAAP adjustments:
Share-based compensation included in (b):
Cost of goods sold	83	89	93
Research and development	316	337	294
Selling, general and administrative (SG&A)	1,318	1,426	1,350
	1,717	1,852	1,737
Amortization of intangible assets included in (c):
Cost of goods sold	768	1,138	1,329
SG&A	342	400	439
	1,110	1,538	1,768
Manufacturing transition and severance costs (d)
Cost of goods sold	-	-	75
SG&A	104	496	65
	104	496	140

Acquisition costs included in SG&A (e)	187	896	71

Inventory step-up included in cost of goods sold (f)	347	-	-

Reduction of indemnification receivable included in SG&A (g)	-	588	-
Income from operations - non-GAAP basis (h)	$11,485	$8,422	$2,204

Income (loss) from continuing operations - GAAP basis	$6,763	$2,306	$(1,691)
Non-GAAP adjustments (as scheduled above)	3,465	5,370	3,716
Tax effect of non-GAAP adjustments (i)	(376)	(1,031)	(437)
Income from continuing operations - non-GAAP basis	$9,852	$6,645	$1,588

GAAP income (loss) from continuing operations per share - diluted	$0.24	$0.08	$(0.06)

Non-GAAP income from continuing operations per share - diluted (j)	$0.35	$0.24	$0.06

Management believes the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company's operating performance. Our management uses these non-GAAP financial measures in assessing the Company's operating results, as well as when planning, forecasting and analyzing future periods and these non-GAAP measures allow investors to evaluate the Company’s financial performance using some of the same measures as management. Management views share-based compensation as an expense that is unrelated to the Company’s operational performance as it does not require cash payments and can vary in amount from period to period and the elimination of amortization charges provides better comparability of pre and post-acquisition operating results and to results of businesses utilizing internally developed intangible assets. Manufacturing transition costs relate principally to employee severance expenses incurred as a result of moving certain manufacturing activities to Asia as part of our cost reduction efforts and employee severance are costs incurred in conjunction with the termination of certain employees to streamline our operations and reduce costs.  Management has excluded these costs primarily because they are not reflective of the ongoing operating results and they are not used to assess ongoing operational performance. Acquisition and inventory step-up costs have been excluded by management as they are unrelated to the core operating activities of the Company and the frequency and variability in the nature of the charges can vary significantly from period to period. Management believes the reduction of an uncertain tax position liability and related indemnification receivable is better reflected within income tax expense rather than a charge to SG&A and credit to the income tax provision. Excluding this data provides investors with a basis to compare Cohu’s performance against the performance of other companies without this variability. However, the non-GAAP financial measures should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures. The presentation of non-GAAP financial measures above may not be comparable to similarly titled measures reported by other companies and investors should be careful when comparing our non-GAAP financial measures to those of other companies.

(a)	9.9%, 4.3% and (2.3)% of net sales, respectively.
(b)	To eliminate compensation expense for employee stock options, stock units and our employee stock purchase plan.
(c)	To eliminate the amortization of acquired intangible assets.
(d)	To eliminate manufacturing transition and employee severance costs.
(e)	To eliminate professional fees and other direct incremental expenses incurred related to the acquisition of Kita.
(f)	To eliminate the inventory step-up costs incurred related to the acquisition of Kita.
(g)	To eliminate the impact of the reduction of an uncertain tax position liability and related indemnification receivable.
(h)	14.2%, 11.9% and 3.4% of net sales, respectively.
(i)	To adjust the provision for income taxes related to the adjustments described above based on applicable tax rates.
(j)

Computed using 27,342 diluted shares outstanding for the three-month period ended March 26, 2016 as the effect of dilutive securities was excluded from GAAP diluted common shares due to the reported net loss under GAAP, but are included for non-GAAP diluted common shares since the Company has non-GAAP net income. All other periods presented were computed using number of GAAP diluted shares outstanding for the period.